Exhibit 10.21

[GRAPHIC REMOVED HERE]

Corporate Headquarters

4010 Boy Scout Blvd., Suite 200

Tampa, FL 33607

(813) 353-2300

Writer’s Ext. 2320

www.planvista.com

Chairman & Chief Executive Officer

October 1, 2003

VIA EMAIL

Mr. Jeffery W. Bak

Chief Executive Officer

HealthPlan Services, Inc./HealthPlan

Holdings, Inc.

3501 Frontage Road

Tampa, FL 33607

Re:	Settlement of the Final Working Capital Adjustment and all other claims listed on Exhibit A hereto (collectively, the “Obligations”) between (i) HealthPlan Services, Inc., HealthPlan Holdings, Inc. and all subsidiaries of each of them (collectively, “HealthPlan”) and (ii) PlanVista Corporation, PlanVista Solutions, Inc., and all Subsidiaries thereof (collectively, “PlanVista”) but specifically excluding the Non-Settled Obligations (as hereinafter defined) between PlanVista and HealthPlan Holdings, Inc.

Dear Jeff:

This letter memorializes our agreement with respect to settling those obligations that may exist between (i) PlanVista and (ii) HealthPlan, which are set forth on Exhibit A hereto. In particular, PlanVista has agreed to pay HPH a total of (a) $1.7 million and (b) certain penalties for late payment, as follows:

•	$300,000 to be sent to HPH via wire transfer within one business day after the execution hereof to an account designated by HPH;

•	$150,000 to be paid on or before the end of each month thereafter, which payments shall be made beginning on October 31, 2003 and continuing until all amounts owed hereunder are paid in full; and

•	To the extent any payment is not made on or before the fifth business day following the month for which such payment is originally due (i.e. five business days after the payment due date) (each a “Missed Payment” and collectively, the “Missed Payments”), PlanVista will make one additional monthly payment in the amount of $150,000 in respect of such Missed Payment (each a “Penalty Payment” and collectively, the “Penalty Payments”) as a penalty for late payment, all of which Penalty Payments shall be due and payable within thirty (30) days after the date that all amounts owed hereunder are paid in full. To the extent any Missed

Mr. Jeffrey W. Bak

October 1, 2003

Payment is not paid within 180 days of its due date, an additional penalty of $75,000 (each an “Additional Penalty” and collectively, the “Additional Penalties”) shall become due and payable when the Penalty Payments are due. For each 180-day period thereafter that any Missed Payment is not paid, an Additional Penalty shall be assessed. Notwithstanding anything contained herein to the contrary, in no event shall PlanVista be obligated to pay more than $3.0 million to satisfy the total of the $1.7 million referenced hereunder, the Missed Payments, the Penalty Payments, and the Additional Penalties.

In addition, we have agreed to a price concession on certain business you conduct with PlanVista as follows:

•	For the twelve months following the execution of this letter agreement, we will increase from 8% to 11% the amount payable to American Benefit Plan Administrators, Inc. or any other subsidiary of HPH pursuant to the Amendment to the Supplemental Network Intermediary Agreement between National Network Services and American Benefit Plan Administrators, Inc.; and

•	For the twelve months following the execution of this letter agreement, we will waive all fees that would otherwise have been charged HealthPlan by PlanVista in connection with the consulting services performed by Jon Warren of PlanVista. For the avoidance of doubt, uncertainty or ambiguity, the parties hereto acknowledge and agree that any and all amounts payable to PlanVista by HealthPlan in respect of any consulting services performed by Jon Warren of PlanVista on or prior to the date of this letter agreement shall be released, forgiven and cancelled, such that no such amounts shall be due or owing to PlanVista.

The parties hereto acknowledge and agree that the foregoing sentence is intended to constitute, and shall be treated for all purposes as, an amendment to the above referenced Amendment to Supplemental Network Intermediary Agreement and the consulting agreement/arrangement.

Finally, PlanVista and HealthPlan represent to each other that they do not know of any claims which are in the nature of accounts receivable, accounts payable or other liabilities, in each case of the kind shown on Exhibit A which have not been included on Exhibit A.

In return for the execution of this letter agreement by each of us and PlanVista’s agreement to pay the above amounts and the mutuality of the following releases, you and we hereby release and forever discharge each other and each other’s subsidiaries, shareholders, affiliates and advisors and each of our and their respective directors, officers, employees, agents and advisors from any and all liabilities or other obligations connected with the Obligations; provided, however, that except for the Obligations, we each hereby acknowledge that such release does not apply to (1) the indemnification and other obligations of PlanVista under the Stock Purchase Agreement dated April 1, 2001 between you and us as amended in the First Amendment

Mr. Jeffery W. Bak

October 1, 2003

to Stock Purchase Agreement dated June 18, 2001 (the “Stock Purchase Agreement”), (2) the obligations of PlanVista under the Assignment and Assumption Agreement between you and us dated June 18, 2001, (3) the Registration Rights Agreement with us dated June 18, 2001, and (4) all other agreements executed by and between you and us on or about June 18, 2001 (collectively, the “Non Settled Obligations”). In order to avoid any doubt, the above release shall be deemed to release (i) any and all claims which any of us may have against the other under or as a result of Section 1.4 of the Stock Purchase Agreement dated April 1, 2001 between us as amended in the First Amendment to Stock Purchase Agreement dated June 18, 2001, (ii) any past or future claims between us relating to the real estate lease at Concourse Center in Tampa, Florida, and the Hawaii lease, (iii) any claims we may have relating to accounts receivable between us including but not limited to any claims by you for amounts you believe are owed and any claims of PlanVista for accounts receivable owing it by HealthPlan for Jon Warren’s consulting services rendered in the past or during the twelve (12) month period following the execution of this letter agreement, as referenced above, and (iv) any claims between us in respect of the Obligations.

I believe I have accurately reflected our understanding herein. Please let me know immediately if I have not. Otherwise, please sign below to indicate your acceptance and agreement to of the terms hereof, and we will arrange for the first wire transfer and regular payments thereafter.

Sincerely yours,

/s/ Phillip S. Dingle

Phillip S. Dingle

Accepted and agreed to this

             day of October, 2003.

HEALTHPLAN SERVICES, INC.

HEALTHPLAN HOLDINGS, INC.

By: /s/ Jeffery W. Bak

Title: CEO

PLANVISTA SOLUTIONS, INC.

By: /s/ Phillip S. Dingle

Title: CEO

3

Mr. Jeffery W. Bak

October 1, 2003

NATIONAL NETWORK SERVICES, INC.

By: /s/ Phillip S. Dingle

Title: CEO

cc: Bennett Marks

EXHIBIT A

List of Obligations Being Settled

1.	Any liability, whether contingent or absolute, of any party to the Stock Purchase Agreement under Section 1.4 of the Stock Purchase Agreement and any liability which was asserted in the attached correspondence between the parties dated August 17, 2001 (other than the registration rights mentioned therein), October 2, 2001, November 14, 2001, and November 28, 2001, to be a liability which should be taken into account in determining the Closing Price Adjustment set forth in Section 1.4.

2.	All rent or other obligations under the Concourse Center lease located in Tampa Florida which was listed on the lease schedule to the Purchase Agreement and all rent or other obligations under the lease for the Hawaii property. Trewit data center and other restructuring charges set forth on the attached schedule.

3.	The liabilities and obligations set forth on the attached schedule.